SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PRGX GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 26, 2018

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 26, 2018, at 9:00 a.m., for the following purposes:

1.	To elect two Class I directors and one Class II director to serve until the Annual Meetings of Shareholders to be held in 2021 and 2019, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2018;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”); and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 19, 2018 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors,

Joseph E. Whitters, Chairman

May 4, 2018

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

JUNE 26, 2018

GENERAL INFORMATION

The Board of Directors (the “Board” or the “Board of Directors”) of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2018 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 26, 2018, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2018 Annual Meeting of Shareholders by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 4, 2018. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary of the Company should be addressed to the Company’s Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, the shareholder’s shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $15,000, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 19, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 23,159,167 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the annual meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors or the Company’s Say-on-Pay proposal. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 19, 2018, shares owned by current executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 11.65% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 26, 2018

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has seven directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. The Board has nominated Gregory J. Owens and Joseph E. Whitters for election as Class I directors with a term ending in 2021 and has nominated Matthew A. Drapkin for election as a Class II Director with a term ending in 2019. At the annual meeting, shareholders will be voting to elect Gregory J. Owens and Joseph E. Whitters to serve as Class I directors and Matthew A. Drapkin to serve as a Class II director. The terms of Gregory J. Owens, Joseph E. Whitters and Matthew A. Drapkin, currently serving as Class I directors, will expire at the annual meeting unless they are re-elected.

The persons named as proxies on the enclosed proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 26, 2018 to serve as Class I or Class II directors, as the case may be, will each serve a three- or one-year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named as proxies on the enclosed proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class I Directors are:

Nominee	Age	Service as Director
Gregory J. Owens(1)(3)	58	Since March 2015
Joseph E. Whitters(1)(2)	60	Since January 2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The Board’s Nominee for Class II Director is:

Nominee	Age	Service as Director
Matthew A. Drapkin(1)	45	Since November 2016

(1)	Member of the Nominating and Corporate Governance Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as a director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
Mylle H. Mangum(2)(3) Ronald E. Stewart Kevin S. Costello(2) William F. Kimble(1)	69 63 56 58	Class II Class II Class III Class III	2019 2019 2020 2020	Since January 2013 Since November 2012 Since March 2017 Since April 2015

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Information about Nominees for Election as a Class I Director

Gregory J. Owens has served as the Group President of New Sectors & Ventures of Ritchie Bros. Auctioneers Incorporated, a global asset management and disposition company for used heavy equipment, trucks and other assets, since its acquisition of IronPlanet on May 31, 2017. Prior to that, Mr. Owens served as the Chairman and Chief Executive Officer of IronPlanet, a leading online marketplace for used heavy equipment. Prior to IronPlanet, Mr. Owens served as Managing Director of RedZone Capital, a private equity company focused on turning around and growing under-performing companies. Prior to RedZone Capital, Mr. Owens served as Chairman and Chief Executive Officer of Manugistics Group Inc., a publicly traded global enterprise software solutions company. Mr. Owens also previously served as Global

Managing Partner Supply Chain Management of Andersen Consulting (now Accenture). Mr. Owens has received numerous awards from the business community including: Maryland Technology CEO of the Year, Washington Titan of Business and Mid-Atlantic Technology Entrepreneur of the Year.

Mr. Owens brings broad business experience to the Board as a result of his having held numerous executive level roles for several companies. Mr. Owens also brings to the Board many years of experience serving on boards of directors, including his previous service as a director of S1 Corporation, a publicly traded software company, and his current and past service on the board of directors of a number of private companies, primarily in the software industry.

Joseph E. Whitters is Chairman of the Board of PRGX Global, Inc. Mr. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services, and as a director of Analogic Corporation, an integrated technology company. From 2016 to 2017, Mr. Whitters served as a director of Air Methods Corporation, an air medical transportation company, and from 2003 to 2013, Mr. Whitters served as a director of Omnicell, Inc., a company providing comprehensive automation and business analytics software for medication and supply management in the healthcare industry.

Mr. Whitters is a CPA (inactive) and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

Information about the Nominee for Election as a Class II Director

Matthew A. Drapkin currently serves as the Chief Executive Officer and Portfolio Manager of Northern Right Capital. Prior to joining Northern Right Capital in December 2009, Mr. Drapkin had extensive investment experience including his work as Head of Research, Special Situations, and Private Equity at ENSO Capital, a New York-based hedge fund, and Senior Vice President of Corporate Development at MacAndrews & Forbes. Prior to MacAndrews, Mr. Drapkin was the General Manager of two Conde Nast Internet sites and an investment banker at Goldman, Sachs & Co. Mr. Drapkin currently serves on the board of directors of Intevac, Inc., a publicly traded provider of equipment solutions to the hard disk drive industry and high-sensitivity imaging products and vision systems, primarily for the defense market, and previously served on the board of directors of Xura, Inc. (formerly Comverse, Inc.), Ruby Tuesday, Inc., Alloy Inc., Hot Topic Inc., Glu Mobile, Inc. and Plato Learning, Inc. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University.

Mr. Drapkin brings to the Board extensive financial experience in both public and private companies and has executive experience through the management of a small-cap investment fund. Mr. Drapkin’s background and insights provide our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.

Information about the Class II Directors whose Terms will Expire at the 2019 Annual Meeting of Shareholders

Mylle H. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is the Company’s President and Chief Executive Officer. He was appointed interim President and interim Chief Executive Officer of the Company on November 15, 2013 and became the Company’s permanent President and Chief Executive Officer effective as of December 13, 2013. In addition to his roles with the Company, Mr. Stewart is an investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future. Mr. Stewart also brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies and valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

Information about the Class III Directors whose Terms will Expire at the 2020 Annual Meeting of Shareholders

Kevin S. Costello has served as Executive Chairman of Top Tech Holdings, the parent company of HotSchedules, a provider of employee scheduling and labor management solutions to the restaurant industry, since August, 2016. Prior to that, Mr. Costello was President of Ariba, Inc. until its acquisition by SAP AG in 2012, and President of Ariba, a SAP Company until 2014. Prior to joining Ariba in 2002, Mr. Costello served in various leadership positions with Andersen Business Consulting, and began his career in the Arthur Andersen Audit Practice in 1984. Mr. Costello currently serves on the board of directors of Worldpay, Inc., a publicly traded provider of credit card processing services, and the following privately-held companies - HotSchedules, FinancialForce.com, Rainmaker Group and Kaufman Hall. Mr. Costello previously served as the lead independent director of Rackspace Hosting, Inc. and was on the board of directors of Cbeyond, Inc. Mr. Costello holds a B.S. in Accounting from the University of Illinois and is a certified public accountant.

Mr. Costello’s extensive leadership experience in software-as-a-service (SaaS) companies and source-to-pay solutions and his experience serving on the boards of numerous public and private companies are beneficial to the Board.

William F. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves as a director of DCP Midstream GP, LLC, the general partner to DCP Midstream, LP, a public company which owns, develops and operates a diversified portfolio of midstream energy assets, and as a director of Liberty Oilfield Services Inc., a public hydraulic fracturing services company.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2018 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2018 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if he or she desires to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on June 27, 2017, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual Say-on-Pay votes. At our annual meeting of shareholders held on June 27, 2017, our shareholders approved our Say-on-Pay resolution with approximately 99.59% of the votes cast approving the 2016 executive compensation described in our 2017 proxy statement. In determining executive compensation for 2018, the committee has considered and will continue to consider the shareholder support that the Say-on-Pay proposal received at the 2017 Annual Meeting of Shareholders. This strong support from our shareholders confirms our belief that our compensation programs are reasonable, effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation to key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of long-term equity incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee;

•	A pay philosophy that seeks to emphasize variable over fixed compensation;

•	A pay mix that seeks to provide both short-term and long-term incentives;

•	Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance;

•	Long-term equity incentive awards that link executive compensation to the Company’s long-term operational performance by granting performance-based restricted stock units, which will vest, if at all, only upon the attainment of certain levels of Company financial performance (excluding the discontinued Healthcare Claims Recovery Audit (“HCRA”) business);

•	Long-term equity incentive awards that provide retention incentives to the Company’s executive officers by granting restricted stock with service-based vesting;

•	An equity plan that prohibits re-pricing without shareholder approval;

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up;

•	A recoupment (clawback) policy that provides for the recovery of performance-based compensation earned by executive officers and certain members of senior management in the event that such amounts were inflated due to financial results that later have to be restated; and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the SEC, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq Global Select Market and SEC rules governing director independence: Ms. Mangum and Messrs. Costello, Drapkin, Kimble, Owens and Whitters. In determining Mr. Owens’ independence, the Board considered that Mr. Owens’ son is currently employed by the Company, and determined that this did not impair his independence.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2017, there were four meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2017 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation for the fiscal year ended December 31, 2017, with respect to those directors that served during the year. Information with respect to the compensation of Mr. Stewart is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Stewart does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
David A. Cole(4)	24,250	—	—	—	24,250
Kevin S. Costello	36,750	47,498	200,709	—	284,957
Matthew A. Drapkin	43,000	47,498	47,501	—	137,999
William F. Kimble	58,000	47,498	47,501	—	152,999
Mylle H. Mangum	55,500	47,498	47,501	—	150,499
Gregory J. Owens	53,000	47,498	47,501	—	147,999
Joseph E. Whitters	113,000	87,497	47,501	—	247,998

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 26, 2017, each then-serving non-employee director whose service was continuing beyond the 2017 Annual Meeting of Shareholders received 7,480 shares of restricted stock or restricted stock units which vest on the earlier of (a) June 26, 2018 and (b) the date of, and immediately prior to, the 2018 Annual Meeting of Shareholders. In addition, on June 26, 2017, for his service as Chairman of the Board, Mr. Whitters also received 6,299 restricted stock units which vest on the earlier of (a) June 26, 2018 and (b) the date of, and immediately prior to, the 2018 Annual Meeting of Shareholders. The number of unvested stock awards outstanding as of December 31, 2017 for each then-serving director other than Mr. Stewart was as follows: Mr. Costello, 7,480, Mr. Drapkin, 7,480, Mr. Kimble, 16,026, Ms. Mangum, 7,480, Mr. Owens, 16,026, and Mr. Whitters, 13,779.

(2)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 26, 2017, each then-serving non-employee director whose service was continuing beyond the 2017 Annual Meeting of Shareholders received 13,636 stock options with an exercise price of $6.35 which vest on the earlier of (a) June 26, 2018 and (b) the date of, and immediately prior to, the 2018 Annual Meeting of Shareholders.
(3)	The aggregate number of option awards outstanding as of December 31, 2017 for each then-serving director other than Mr. Stewart was as follows: Mr. Costello, 57,386, Mr. Drapkin, 69,053, Mr. Kimble, 93,606, Ms. Mangum, 112,835, Mr. Owens, 95,031, and Mr. Whitters, 112,835.
(4)	Mr. Cole’s term as a Class III director expired at the 2017 Annual Meeting of Shareholders held on June 27, 2017, and Mr. Cole did not stand for re-election at such meeting.

Each non-employee member of the Board is paid a $40,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $40,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 26, 2017, the Company (i) granted 7,480 shares of restricted stock or restricted stock units and options to purchase 13,636 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors whose service on the Board was continuing beyond the 2017 Annual Meeting of Shareholders (Ms. Mangum and Messrs. Costello, Drapkin, Kimble, Owens and Whitters) and (ii) granted 6,299 additional restricted stock units to Mr. Whitters in recognition of his service as Chairman of the Board. All of the options, restricted stock and restricted stock units granted to the directors on June 26, 2017 will vest on the earlier of (a) June 26, 2018 and (b) the date of, and immediately prior to, the 2018 Annual Meeting of Shareholders. All of the options granted to the directors on June 26, 2017 have an exercise price of $6.35 and will expire on June 25, 2024.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Whitters) and a Chief Executive Officer (Mr. Stewart) who also serves on the Company’s Board. The Board believes that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. In September 2015, the Nominating and Corporate Governance Committee amended the stock ownership guidelines for the Company’s non-employee directors to more closely align them with the ownership guidelines that were adopted for executive officers in September 2011. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than the lesser of (x) four times the amount of the annual retainer paid to the non-employee director for Board service or (y) 25,000 shares of the Company’s common stock. Directors have five years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. One-third of vested options count toward satisfaction of the guidelines, but restricted stock units, unvested shares of restricted stock and unvested stock options do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2017, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of three independent directors: Messrs. Kimble, Owens and Whitters. Mr. Kimble currently serves as Chairman of the Audit Committee, and the Board has designated Mr. Whitters and Mr. Kimble as “audit committee financial experts,” as such term is defined in Item 407(d) of SEC Regulation S-K under the Exchange Act. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met twelve times in 2017. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Costello and Whitters and Ms. Mangum. Mr. Whitters is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held six meetings in 2017. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s equity plans, including the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “2017 Equity Incentive Compensation Plan”), and the Short-Term Incentive Plan, and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2017 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Ms. Mangum and Messrs. Drapkin and Owens. Ms. Mangum serves as Chairman of the NCG Committee. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. The NCG Committee met four times in 2017. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2019 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 5, 2019 and no later than February 4, 2019.

The Company did not receive any shareholder recommendations of director candidates for election at the 2018 Annual Meeting of Shareholders prior to the deadline contained in the Company’s Bylaws.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2017, the Audit Committee:

•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

AUDIT COMMITTEE

William F. Kimble, Chairman
Gregory J. Owens
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other executive officers of the Company. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of the Nasdaq Global Select Market.

Executive Summary

Pay-For-Performance Compensation Philosophy

We have a pay-for-performance compensation philosophy and strive to have executive compensation programs and practices that will align executive pay with Company performance. In recent years, the Compensation Committee has taken steps to significantly strengthen the alignment of executive compensation with the financial performance of the Company, including (i) implementing long-term equity incentive awards emphasizing grants of performance-based vesting restricted stock units (“PBUs”), which vest, if at all, only upon the attainment of certain levels of adjusted EBITDA (2015) or revenue and adjusted EBITDA (2016 and 2017), (ii) requiring the achievement of minimum levels of adjusted EBITDA (2015) or revenue and adjusted EBITDA (2016 and 2017) prior to any bonuses being paid out under the applicable Short-Term Incentive Plan, and (iii) in 2017, implementing increased Short-Term Incentive Plan bonus opportunities (which pay out based upon financial performance goals set by the Compensation Committee) in lieu of annual base salary increases for the Company’s executive officers in an effort to shift more compensation earned by its executive officers to performance-based compensation.

As previously reported, the Company has had improved year-over-year financial performance with an increase in revenue from continuing operations in 2017 of over 14% and an increase in adjusted EBITDA from continuing operations in 2017 by over 25%, in each case as compared to 2016. Further, the Company’s stock price increased by approximately 20% (from $5.90 to $7.10) during the year ended December 31, 2017. The improved financial and stock price performance of the Company in 2017 resulted in our executive officers realizing value pursuant to certain long-term and short-term incentive programs. The strong linkage between the Company’s financial performance over the past three years and executive compensation is reflected in the following executive compensation highlights from fiscal years 2015 through 2017:

1. Modest Pay Increases for our Executive Officers. In 2017, the Company increased the base salary of the Chief Executive Officer (“CEO”) for the first time since he was appointed to the position of CEO in 2013. Our other executive officers have received only modest annual increases to their base salaries in each of 2015 and 2016 and did not receive any increases to their base salaries in 2017.

2. Payouts Under the Short-Term Incentive Plan Have Been Aligned with Company Performance. The Company paid out annual cash bonuses under the 2016 and 2017 Short-Term Incentive Plans based on the Company’s financial performance relative to the revenue and adjusted EBITDA financial performance criteria contained in the 2016 and 2017 Short-Term Incentive Plans, respectively, and paid out certain additional discretionary bonuses based upon the strong financial performance of the Company’s recovery audit services business in 2017. Based on the Company’s failure to achieve the minimum financial performance targets for fiscal year 2015, no annual cash bonuses were paid to the Company’s executive officers under the 2015 Short-Term Incentive Plan.

3. Increases in the Target and Maximum Bonus Opportunities. The Compensation Committee has increased the target and maximum short-term incentive bonus opportunities (as a percentage of base salary) for certain executive officers over the previous three years, and increased such opportunities for all then-serving named executive officers in March 2017 in lieu of providing annual base salary increases. These increases further demonstrate the Compensation Committee’s desire to link compensation payable to executive officers to the financial performance of the Company.

4. Payouts for PBUs Have Been Aligned with Company Performance. In 2015, the Compensation Committee granted PBUs, which would vest, if at all, only upon the attainment of certain levels of adjusted EBITDA for the two-year performance period which ended December 31, 2016. Based on the Company’s financial results for that two-year performance period, none of the PBUs granted in 2015 vested, became payable or generated value for their recipients and all such PBUs were forfeited by the recipients. In 2016, the Compensation Committee granted PBUs with vesting terms that required the Company to attain certain levels of revenue and adjusted EBITDA for the two-year performance period ending December 31, 2017, and in March 2018, the Compensation Committee determined that based on the Company’s financial performance for such two-year performance period, 102.047% of the number of PBUs granted in 2016 would vest and become payable. In 2017, the Compensation Committee again granted PBUs with vesting terms that require the Company to attain certain levels of revenue and adjusted EBITDA for the two-year performance period ending December 31, 2018. At this time, the Company is not able to determine whether the financial performance criteria for the PBUs granted in 2017 will be achieved. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2018, which is unknown at this time.

2017 Compensation Overview

In 2017, the Compensation Committee took the following actions with respect to our executive compensation program:

•	approving the 2017 Equity Incentive Compensation Plan which enables, among other things, the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, restricted stock units, performance units, performance shares, dividend equivalents, bonus shares, and other stock-based or cash-based awards;

•	granting long-term equity incentive awards to executive officers consisting of:

•	PBUs, which will vest and become payable in common stock, if at all, only upon the attainment of certain levels of revenue and adjusted EBITDA for the two-year period ending December 31, 2018; and

•	restricted stock, one-third of which vested on March 30, 2018 and the remaining two-thirds of which will vest in two approximately equal installments on each of March 30, 2019 and 2020;

•	continuing the use of adjusted EBITDA and revenue as the relevant financial performance criteria for the Short-Term Incentive Plan;

•	increasing the target and maximum short-term incentive opportunities (as a percentage of base salary) for 2017 in lieu of providing annual base salary increases for our executive officers, including the following increases for our then-serving named executive officers:

•	for our CEO, from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively;

•	for each of our Chief Financial Officer and Senior Vice President – Global Client Operations, from 55% and not less than 110%, respectively, to 65% and not less than 130%, respectively; and

•	for our Senior Vice President & General Counsel, from 50% and not less than 100%, respectively, to 60% and not less than 120%, respectively; and

•	amending our CEO’s employment agreement to, among other things, extend the term of his agreement until December 31, 2021, increase his base salary from $515,000 to $550,000 and grant stock options to purchase 500,000 shares of the Company’s common stock on terms more fully described below.

Compensation Considerations for 2018

In 2018, the Compensation Committee expects to continue considering the following factors, among others, in making executive compensation decisions:

•	the Compensation Committee’s goal of maintaining a strong linkage between Company financial performance and executive pay;

•	the Board of Directors’ goal of retaining and appropriately rewarding executive officers;

•	the Board of Directors’ expectations for the Company’s financial performance;

•	the roles, responsibilities and performance of executive officers;

•	the limited number of shares available for grant under the Company’s shareholder-approved equity plan;

•	the balance between the number of long-term equity incentive awards granted and the likelihood of vesting of such awards;

•	market data regarding the mix of time-based and performance-based long-term equity incentive awards;

•	market data regarding competitive compensation for the Company’s executive officers; and

•	the Company’s 2017 Say-on-Pay vote, in which approximately 99.59% of the shares voted by shareholders approved the Company’s executive compensation program.

Any references to the Company’s revenue or adjusted EBITDA in this Compensation Discussion and Analysis section of the proxy statement shall be deemed to exclude the financial results of the HCRA business, which was discontinued as of December 31, 2015.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our executive officers, as well as strengthen the mutuality of interests between our executive officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our executive officers with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards executive officers for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of executive officer compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and long-term equity incentive awards. Since 2006, the Compensation Committee has tied the executive officers’ bonus opportunity under our Short-Term Incentive Plan to the achievement of certain financial performance objectives and in 2015 the Compensation Committee began tying the vesting of all or a portion of long-term equity incentive awards to the financial performance of the Company by granting PBUs, which vest and become payable, if at all, only upon the attainment of certain levels of adjusted EBITDA over a two-year performance period. In 2017, the Compensation Committee granted PBUs with vesting terms that require the Company to attain certain levels of revenue and adjusted EBITDA for the two-year performance period ending December 31, 2018. We describe our 2017 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2017 Short-Term Incentive Plan” and describe the 2017 long-term equity incentive awards in more detail under “Long-Term Equity Incentive Compensation.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables, including the recent performance and strategic fit of the named executive officers, considered by the Compensation Committee when making compensation decisions.

Overview of Executive Compensation Program

We have designed our compensation program to provide our executive officers with a combination of cash (salary and short-term incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2017, our executive officer compensation program primarily consisted of the following elements:

•	base salary;

•	cash Short-Term Incentive Plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual cash short-term incentive opportunities;

•	align the interests of executive officers with the long-term interests of the shareholders through the grant of long-term equity incentive awards that vest over time or based on the multi-year financial performance of the Company; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2017 were as follows:

Name	Title
Ronald E. Stewart	President and Chief Executive Officer
Peter Limeri	Chief Financial Officer, Treasurer and Controller
Daryl T. Rolley	Senior Vice President and Chief Commercial Officer
Michael Cochrane	Senior Vice President – Global Client Operations
Victor A. Allums	Senior Vice President and General Counsel

CEO Realizable Pay

We believe that the following table provides important supplemental information demonstrating the strong alignment between our executive compensation and Company performance. The following table compares, and details the differences between, the total direct compensation of our CEO over the last three years and the realizable pay of our CEO over the same period. For purposes of the table below, total direct compensation is comprised of the compensation reported in the Summary Compensation Table with respect to Mr. Stewart’s base salary and long-term equity incentive awards plus his target bonus opportunity under the Short-Term Incentive Plan for such year. Realizable pay is intended to measure the amount of pay that Mr. Stewart actually received or can reasonably expect to receive and consists of base salary, actual cash bonus payouts, and the actual amount of pay delivered from long-term equity incentive awards, including an estimate (if determinable), as of the most recent fiscal year end, of the value of awards granted in a fiscal year that have either not yet vested or have not yet been exercised. The information contained in the table below is supplemental information and is not a substitute for the information reported in the Summary Compensation Table or other information required to be reported by the SEC.

As shown below, our CEO’s realizable pay has differed from his total direct compensation because (a) total direct compensation includes the target cash bonus opportunity for Mr. Stewart under the Short-Term Incentive Plan without regard to whether such amount was earned and resulted in actual compensation, and (b) the Summary Compensation Table requires the inclusion of (i) the grant date fair value of PBUs at the target level of financial performance regardless of whether the performance criteria will ever be achieved and (ii) the grant date fair value of stock options, SARs and restricted stock as calculated in accordance with GAAP. However, realizable pay reflects only the amounts, if any, actually received by Mr. Stewart through cash bonus payouts based upon the Company’s financial performance and the Short-Term Incentive Plan, the exercise of stock options, the vesting and payout of SARs, PBUs and restricted stock, and includes an estimate (if determinable), as of the most recent fiscal year end, of the value of outstanding stock options, restricted stock, SARs and PBUs granted in a fiscal year that have either not yet vested or have not yet been exercised.

	2015				2016				2017
	Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay		Total Direct Compensation		Realizable Pay
Base Salary	$515,000		$515,000		$515,000		$515,000		$521,521		$521,521
Cash Bonus	$386,250	(1)	$0	(2)	$463,500	(1)	$393,174		$521,521	(1)	$168,697
Stock Options	—		—		—		—		$1,180,000	(3)	$0	(4)
SARs	—		—		$369,660	(3)(5)	$478,000	(6)	—		—
PBUs	$1,040,000	(7)	$0	(8)	$590,000	(7)	$1,014,086	(9)	$330,750	(7)	—	(10)
Restricted Stock	—		—		—		—		$220,500	(3)	$248,500	(11)
Total	$1,941,250		$515,000		$1,938,160		$2,400,260		$2,774,292		$938,718
Realizable Pay as % of Total Direct Compensation	26.5%				123.8%				38.4%(12)

(1)	Reflects amounts disclosed in the Grants of Plan-Based Awards table in the respective proxy statement.
(2)	Based on the Company’s failure to achieve the minimum performance EBITDA target for fiscal year 2015, no annual cash incentives were earned or paid to our CEO under the 2015 Short-Term Incentive Plan.
(3)	This amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017.
(4)	As of December 31, 2017, all of the stock options granted to our CEO during fiscal year 2017 were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date, and as such those stock options have been attributed a value of $0.
(5)	All SARs issued to Mr. Stewart vest and become payable in cash in a lump sum on June 30, 2018.

(6)	Each of Mr. Stewart’s SARs represents the right to receive cash in an amount equal to the excess of the (i) fair market value, as of June 30, 2018, of the share of the Company’s common stock with respect to which such SAR relates over (ii) $4.71. This column shows the aggregate dollar value of the SARs using the closing price of our common stock on December 29, 2017 of $7.10 per share.
(7)	This amount represents the grant date fair value of awards at the target level of financial performance in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017.
(8)	The $0 value attributed to the PBUs granted in March 2015 reflects the determination that the threshold financial performance goals were not achieved. As a result, these PBUs were forfeited by the CEO.
(9)	Based on the Company’s financial results for the two-year performance period ended December 31, 2017, the PBUs granted in 2016 vested at 102.047% of the number of PBUs granted in 2016. This column shows the aggregate dollar value of the vested PBUs using $7.95 per share, the closing price of our common stock on March 8, 2018, the date the PBUs vested and became payable.
(10)	As fiscal year 2017 was the first year of the two-year performance period, none of the PBUs granted in March 2017 have yet vested. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2018, which is unknown at this time. As the Company is not able to determine whether the performance targets for such PBUs will be achieved, it is not able to assign an estimated fair market value to these PBUs.
(11)	One-third of the restricted stock vested on March 30, 2018, and the remaining two-thirds of the restricted stock will vest in two approximately equal installments on each of March 30, 2019 and March 30, 2020. This column shows the aggregate dollar value of the restricted stock using the closing price of our common stock on December 29, 2017 of $7.10 per share.
(12)	Since the Company is not able to assign an estimated fair market value to the PBUs granted in March 2017, realizable pay as a percentage of total direct compensation for 2017 excludes the value of these PBUs (including the grant date fair value of the PBUs set forth in the total direct compensation column for fiscal year 2017).

In summary, a very large portion of our CEO’s total direct compensation as presented in the Summary Compensation Table represents an estimate of potential pay, without regard to the extent to which or whether the amounts will ever result in actual compensation in the future, and the information provided in the above table demonstrates that much of the CEO’s total direct compensation for fiscal years 2015 through 2017 is directly linked to the Company’s financial and stock price performance. The compensation of our other named executive officers is comprised of similar components and thus the realizable pay of our other named executive officers has also differed significantly from the total direct compensation of our named executive officers for fiscal years 2015 through 2017.

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. From 2008 through 2017, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. During its engagement, Pearl Meyer performed executive compensation studies from time to time for the Compensation Committee (most recently in 2016) and presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program. The Compensation Committee has confirmed that there were no conflicts of interest between any of our directors or executive officers and Pearl Meyer.

In January 2018, the Compensation Committee made the determination that it was in the best interest of the Compensation Committee and the Company to engage Meridian Compensation Partners, LLC (“Meridian”) as its new independent compensation consultant to provide a new perspective to the Compensation Committee with respect to executive compensation. The Compensation Committee has confirmed that there are no conflicts of interest between any of our directors or executive officers and Meridian Compensation Partners, LLC.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time, Pearl Meyer provided compensation data for a “peer group” of publicly traded companies. In 2016, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any changes or updates to the peer group. In September 2016, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, business models, size and complexity of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services and information technology services companies as the Company’s peer group for compensation reference purposes:

CRA International, Inc.	Planet Payment, Inc.
CSP Incorporated	Performant Financial Corporation
Edgewater Technology, Inc.	PFSweb, Inc.
The Hackett Group, Inc.	PROS Holdings, Inc.
Information Services Group, Inc.	RCM Technologies, Inc.
Innodata Inc.	ServiceSource International, Inc.
NetSol Technologies, Inc.

Compensation of the CEO. On November 15, 2013, following the departure of our former President and CEO, the Board of Directors appointed Ronald E. Stewart, a member of our Board of Directors since November 2012, to serve as interim President and interim CEO until the Board of Directors appointed a permanent President and CEO. On December 13, 2013, the Board of Directors announced the appointment of Mr. Stewart as our President and CEO, effective December 13, 2013.

In connection with the appointment of Mr. Stewart as our President and CEO, the Compensation Committee consulted with Pearl Meyer regarding the design of Mr. Stewart’s compensation arrangement. The Compensation Committee also took into consideration Mr. Stewart’s abilities and experience and his knowledge of the Company through his service as a director, as well as the results of the Company’s 2013 Say-on-Pay vote and input from a number of our large shareholders. Mr. Stewart’s overall compensation package was established through arm’s length negotiations with the Compensation Committee, and was reflected in an employment agreement with Mr. Stewart. While Mr. Stewart’s employment agreement provided for an attractive and competitive compensation arrangement, it included a lower base salary and lower target and maximum short-term incentive opportunities than those of his predecessor. Mr. Stewart’s original employment agreement provided for an annual base salary of $515,000 and an annual target short-term incentive equal to 75% of his annual base salary and a maximum short-term incentive equal to 150% of his annual base salary, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.

In addition to his salary and annual bonus opportunity, the Compensation Committee also granted on December 13, 2013, the day that he was named permanent President and CEO, a one-time equity grant of 100,000 non-qualified stock options and 150,000 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $6.54, which was the closing price of the Company’s common stock on the date of the grant. One-third of the non-qualified stock options vested on each of June 15, 2015, 2016, and 2017. The shares of restricted stock vested in full on December 13, 2016.

On April 27, 2016, the Company entered into an amendment of Mr. Stewart’s original employment agreement which provided for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities from 75% and 150% of his annual base salary, respectively, to 90% and not less than 180% of his annual base salary, respectively. In March 2017, the Compensation Committee further increased Mr. Stewart’s target and maximum short-term incentive opportunities to 100% and not less than 200%, respectively. The April 2016 amendment to Mr. Stewart’s employment agreement also extended the term of the agreement until December 31, 2018 and provided for the grant of 200,000 SARs, which vest and become payable in cash in a lump sum (net of applicable withholdings) on June 30, 2018, subject to Mr. Stewart’s continued employment through such date. Upon vesting, the Company will pay Mr. Stewart an amount equal to the excess of (i) the fair market value, as of June 30, 2018, of the shares of the Company’s common stock with respect to the SARs that have become vested and payable over (ii) the aggregate initial value of such SARs. The initial value of each SAR is equal to $4.71, the closing price of the Company’s common stock on April 27, 2016.

On October 25, 2017, the Company entered into a second amendment of Mr. Stewart’s original employment agreement which, among other things, increased Mr. Stewart’s annual base salary from $515,000 to $550,000, increased Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary and to conform to Mr. Stewart’s 2017 incentive opportunities under the Company’s 2017 Short-Term Incentive plan) from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively, and updated the “Restricted Territory” in which Mr. Stewart will be restricted from certain activities after the termination of his employment with the Company. The second amendment to Mr. Stewart’s employment agreement further extended the term of the agreement until December 31, 2021 and provided for the grant to Mr. Stewart of stock options to acquire 500,000 shares of the common stock, no par value, of the Company, at an exercise price of $7.35 (the “2017 Stock Options”). The 2017 Stock Options have a five-year term, and will vest and become exercisable as to one-third of the 2017 Stock Options (rounded down to the nearest whole share) on each of December 31, 2019 and December 31, 2020, and as to the remaining 2017 Stock Options on December 31, 2021, subject to Mr. Stewart’s continued employment through such dates.

The Compensation Committee reviews the performance and compensation of our CEO each year. In evaluating the compensation of the CEO, the Compensation Committee considers factors such as his skills, relevant experience and recent performance, as well as market compensation data. See “Employment Arrangements” below for a further description of the Company’s employment agreement with Mr. Stewart.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee, in consultation with the CEO, considers the skills, relevant experience and qualifications of the officer, as well as market compensation data and the compensation arrangement with the executive officer’s former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The CEO annually reviews the performance of the other executive officers, including our named executive officers. The Compensation Committee, in consultation with the CEO, then determines the amount of compensation for the other executive officers, including our other named executive officers, for the upcoming year. With respect to these executive officers, the Compensation Committee and the CEO consider multiple factors in establishing the terms of their compensation packages, including the skills, relevant experience, recent performance and strategic fit of each executive officer at the Company, as well as market compensation data.

The compensation packages for Messrs. Limeri, Cochrane, Allums and Rolley are reflected in their employment agreements entered into in September 2014, April 2014, November 2008 and May 2017, respectively. See “Employment Arrangements” below for a description of the Company’s employment agreements with its named executive officers.

2017 Compensation Decisions

In March 2017, after reviewing the performance of each executive officer and reviewing relevant market compensation information, the Compensation Committee decided not to increase the base salary of any of its executive officers, including the Company’s then-serving named executive officers, as described in more detail below under “Base Salary.” In lieu of providing any annual base salary increases to its then-serving named executive officers, the Compensation Committee increased the 2017 target and maximum short-term incentive opportunities (as a percentage of such executive officer’s respective base salary) for each of the named executive officers as follows:

•	for our CEO, from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively;

•	for each of our Chief Financial Officer and Senior Vice President – Global Client Operations, from 55% and not less than 110%, respectively, to 65% and not less than 130%, respectively; and

•	for our Senior Vice President & General Counsel, from 50% and not less than 100%, respectively, to 60% and not less than 120%, respectively.

This decision further demonstrates the desire of the Compensation Committee to align executive officers’ compensation with the financial performance of the Company.

The Compensation Committee also granted long-term equity incentive awards to its executive officers in March 2017, which awards consisted of PBUs and restricted stock. In granting the 2017 long-term equity incentive awards, the Compensation Committee focused on a number of factors, including the projected growth of the Company’s revenue and adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2008 Equity Incentive Plan, the projected future value of the PBUs to be awarded, the grant rate (as a percentage of common shares outstanding) and the aggregate retention strength of all unvested equity held by executive officers. The grant of PBUs reflects the Compensation Committee’s desire to continue to closely tie executive long-term equity compensation to the Company’s long-term operational performance, but with certain modifications to the design used in the PBU awards made in fiscal year 2016, as more fully described below under “Long-Term Equity Incentive Compensation.” The PBUs granted in March 2017 vest, if at all, based upon the levels of revenue and adjusted EBITDA that the Company achieves for the two-year performance period ending December 31, 2018, and if vested, 100% of the vested PBUs will be paid in whole shares of common stock. In addition to granting the PBUs, the Compensation Committee also determined that the March 2017 grant of shares of restricted stock, which vest in three equal installments on each of March 30, 2018, March 30, 2019 and March 30, 2020, provided additional retention incentives to the Company’s executive officers. After the Compensation Committee determined that the CEO’s grant would consist of 35,000 shares of restricted stock and 52,500 PBUs, the CEO made recommendations to the Compensation Committee for grants to other executive officers. After considering the CEO’s recommendation and other relevant information, the Compensation Committee determined the amount of the equity grants to each of our other executive officers.

In June 2017, the Compensation Committee approved the material terms of the 2017 Short-Term Incentive Plan, as described below under “Cash Bonus – 2017 Short-Term Incentive Plan.” The Compensation Committee included revenue and adjusted EBITDA objectives in the 2017 Short-Term Incentive Plan as the criteria for the amounts of the actual bonus payouts, if any, to individual named executive officers and other plan participants. Both revenue and adjusted EBITDA objectives were included in the design of the 2017 Short-Term Incentive Plan to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability.

In October 2017, the Compensation Committee approved the grant of the 2017 Stock Options to Mr. Stewart in connection with the second amendment of Mr. Stewart’s employment agreement, the terms of which are further described below.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment from time to time by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers market compensation information, including data regarding compensation paid by our peer group. As described above, our CEO’s base salary was determined through arm’s length negotiations in connection with the negotiation of his employment agreement. Following a review of the compensation of the Company’s executive officers in March 2017, the Compensation Committee left unchanged the base salaries of the CEO and the other executive officers, including the base salaries of the Company’s then-serving named executive officers; however, the salary of the CEO was increased in October 2017 in connection with a second amendment to his employment agreement as discussed below in “Employment Agreements.”

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2017:

Named Executive Officer	Base Salary
Ronald E. Stewart	$550,000
Peter Limeri	$330,000
Daryl T. Rolley	$390,000
Michael Cochrane	$329,875
Victor A. Allums	$310,000

Cash Bonus — 2017 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide a cash bonus opportunity to certain of our senior employees, including all of our named executive officers. We continued this practice in 2017 through the 2017 Short-Term Incentive Plan (also referred to herein as the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2017 financial objectives. Approximately 45 U.S. and international employees participated in the STI Plan, including each of our named executive officers.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2017 financial performance objectives. The bonus payouts under the STI Plan, if any, were to be determined based on the Company’s level of achievement of revenue and pre-bonus adjusted EBITDA in 2017. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2017 was important to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. Adjusted EBITDA for purposes of the STI Plan is earnings before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period and as approved by the Compensation Committee. For the Company’s CEO and all named executive officers, any payments under the STI Plan were to be based on the following: 65% on the Company’s 2017 revenue performance and 35% on the Company’s 2017 pre-bonus adjusted EBITDA performance, which components were calculated independent of each other. No bonus payments would be made under the STI Plan unless the Company achieved a minimum level of adjusted EBITDA and a minimum level of revenue, each as established by the Compensation Committee.

The Compensation Committee established the “threshold” and “target” pre-bonus adjusted EBITDA and revenue goals for the STI Plan and the “maximum” revenue goal for the STI Plan. The “target” objectives set by the Compensation Committee for payments under the 2017 STI Plan were 2017 Company revenue of $170.2 million ($173.3 million after adjustments by the Compensation Committee for the impact of changes in foreign exchange rates during the year) and 2017 Company pre-bonus adjusted EBITDA of $25.5 million ($26.4 million after adjustments by the Compensation Committee for the impact of changes in foreign exchange rates during the year); however, if pre-bonus adjusted EBITDA was less than $22.4 million or 2017 Company revenue was less than $140.8 million, no bonuses (neither the revenue or the adjusted EBITDA component) would be paid under the STI Plan. Subject to the minimum pre-bonus adjusted EBITDA and Company revenue conditions for payment of any bonuses under the STI Plan, payout of each component (revenue and adjusted EBITDA) would begin once the applicable threshold financial performance was achieved.

Assuming achievement of a minimum level of adjusted EBITDA, at threshold revenue performance, none of the revenue component under the STI Plan would be earned, but such component began to be earned with the first dollar of 2017 Company revenue in excess of “threshold” performance; at target revenue performance, 100% of the revenue component under the STI Plan would be earned; and 200% of the revenue component would be earned at maximum revenue performance. The percentage of the revenue component under the STI Plan earned would be prorated between threshold and target and between target and maximum 2017 Company revenue performance based on actual results. Assuming achievement of a minimum level of revenue, at threshold adjusted EBITDA performance, 10% of the EBITDA component under the STI Plan would be earned, and 100% of the EBITDA component would be earned at target adjusted EBITDA performance. The percentage of the adjusted EBITDA component earned under the STI Plan would be prorated between threshold and target adjusted EBITDA performance based on actual results. If adjusted EBITDA exceeded the “target” adjusted EBITDA established by the STI Plan, 20% of such excess would be paid to the STI Plan participants based on the ratio that such participant’s target bonus amount bears to the sum of the target bonus amounts for all STI Plan participants. Notwithstanding any other provision of the STI Plan, amounts payable under the STI Plan were to be prorated down to the extent needed to ensure that 2017 post-bonus adjusted EBITDA was not less than $19.6 million.

Assuming achievement of a minimum level of 2017 Company revenue and pre-bonus adjusted EBITDA, the target bonus amount for Mr. Stewart was 100% of his base salary, the target bonus amount for Mr. Rolley was 80% of his base salary, the target bonus amount for each of Messrs. Limeri and Cochrane was 65% of the officer’s base salary, and the target bonus amount for Mr. Allums was 60% of his base salary.

After the Company’s financial results for 2017 were finalized, the Compensation Committee determined 2017 STI Plan revenue to be $162.2 million and determined 2017 STI Plan pre-bonus adjusted EBITDA to be $23.7 million. Based on the Company’s achievement of the minimum pre-bonus adjusted EBITDA performance and minimum revenue for payment of any bonuses under the STI Plan, bonuses were paid to the Company’s named executive officers between the threshold and target level of the 2017 STI Plan. Due to the strong financial performance of the Company’s recovery audit business in 2017, the Compensation Committee also decided to include a discretionary bonus in the total bonus amounts payable to its named executive officers. The aggregate bonus amounts received by the Company’s named executive officers in connection with the Company’s 2017 financial performance were as follows:

Named Executive Officer	2017 Bonus Amount
Ronald E. Stewart	$168,697(1)
Peter Limeri	$80,803(2)
Daryl T. Rolley	$101,293(3)
Michael Cochrane	$151,261(4)
Victor A. Allums	$60,927(5)

(1)	Mr. Stewart’s 2017 Bonus Amount includes a discretionary bonus of $124,824.
(2)	Mr. Limeri’s 2017 Bonus Amount includes a discretionary bonus of $62,530.
(3)	The amount of Mr. Rolley’s 2017 Bonus Amount reflects a guaranteed bonus payment of not less than 50% of the prorated target bonus amount for which he was eligible to receive under the 2017 STI Plan, pursuant to the terms of his employment agreement.
(4)	Mr. Cochrane’s 2017 Bonus Amount includes a discretionary bonus of $132,991.
(5)	Mr. Allums’ 2017 Bonus Amount includes a discretionary bonus of $45,082.

Long-Term Equity Incentive Compensation. In 2017, the Company granted annual long-term equity incentive awards under the 2008 Equity Incentive Plan; however, long-term equity incentive awards are currently being granted under the 2017 Equity Incentive Compensation Plan, which was approved by the Company’s shareholders in June 2017. The 2017 Equity Incentive Compensation Plan expires on April 25, 2027, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, restricted stock units, performance units, performance shares, dividend equivalents, bonus shares, and other stock-based or cash-based awards. As of April 19, 2018, there were 3,139,908 shares available for grant under the 2017 Equity Incentive Compensation Plan.

In 2017, annual long-term equity incentive awards were granted to executive officers, including our named executive officers, in the form of PBUs and restricted stock. The Compensation Committee believed that its 2017 approach to long-term equity incentive compensation, i.e., making equity grants which in part provide for service-based vesting, and in part provide vesting, if at all, only upon the attainment of certain financial performance objectives achieved by the Company over a specified performance period, would provide appropriate long-term equity incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a PBU award only to the extent the Company achieves the designated financial performance objectives, the Compensation Committee believed that PBUs align the interests of management with those of shareholders and ensure that management realizes financial rewards only to the extent that the Company achieves its financial performance goals. Further, the Compensation Committee believed that service-based restricted stock vesting over three years serves the dual objectives of aligning the interests of management with those of shareholders by creating an ownership interest and attracting and retaining highly skilled executives.

When determining the 2017 long-term equity grants, the Compensation Committee considered a number of factors, including the projected growth of the Company’s revenue and adjusted EBITDA reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2008 Equity Incentive Plan, the projected future value of the PBUs to be awarded, the grant rate (as a percentage of common shares outstanding), and the aggregate retention strength of all unvested equity held by executive officers. On March 30, 2017, the Compensation Committee made grants of long-term equity incentive awards to certain of our employees, including the following grants of PBUs and restricted stock to our then-serving named executive officers:

Name	PBUs	Restricted Stock
Ronald E. Stewart	52,500	35,000
Peter Limeri	30,000	20,000
Michael Cochrane	30,000	20,000
Victor A. Allums	25,500	17,000

The shares of restricted stock granted to executive officers on March 30, 2017 vest in three equal installments on each of March 30, 2018, 2019 and 2020. The vesting of PBUs granted to executive officers in 2017 is tied to the Company’s revenue and adjusted EBITDA performance over a two-year performance period. Specifically, 65% of the PBUs granted to executive officers in 2017 vest and become payable based on the cumulative revenue and 35% of the PBUs granted to executive officers in 2017 vest and become payable based on the cumulative adjusted EBITDA, in each case, that the Company achieves for the two-year performance period ending December 31, 2018. At the threshold performance level, 35% of the PBUs will become vested and payable and at the target performance level, 100% of the PBUs will become vested and payable. If performance falls between the stated performance levels, the percentage of PBUs that become vested and payable will be based on straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 100% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level). If vested, 100% of the vested PBUs will be paid in whole shares of common stock. The PBUs will become payable, if at all, no later than 15 days after the Compensation Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2019 or after April 2019).

The target levels for revenue and adjusted EBITDA included in the terms of the PBUs granted in 2017 were designed to incentivize meaningful growth in Company revenue and adjusted EBITDA and are aligned with financial performance expected to result in significant enterprise value creation. Achievement of the revenue and adjusted EBITDA performance levels required for vesting of any of the PBUs will require substantial improvement over the Company’s comparable revenue and adjusted EBITDA performance in 2016. As fiscal year 2017 was the first year of the two-year performance period, none of the PBUs granted in March 2017 have yet vested and the Company is not able to determine whether the performance targets for such PBUs will be achieved. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2018, which is unknown at this time.

In accordance with the terms of the PRGX Performance-Based Restricted Stock Unit Agreement entered into by each then-serving named executive officer in connection with the Company’s issuance of the PBUs in March 2017, a pro rata portion of the PBUs will vest in the event an officer’s employment is terminated without cause or the officer terminates employment for “good reason” and the PBUs vest and become payable in accordance with the performance vesting schedule. If an officer’s employment with the Company terminates for any other reason (including death or incapacity), the PBUs will be immediately forfeited by the officer upon the termination of his employment. All PBUs vest and become payable at the target performance level upon a change of control of the Company.

In the case of Messrs. Cochrane and Allums, in accordance with the terms of their respective employment agreements, unvested shares of restricted stock with service-based vesting will automatically vest in the event the officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of the officer’s employment agreement. If the officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock. Under Mr. Limeri’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested shares of restricted stock that would vest as of the first applicable vesting date immediately following the date of termination for the restricted stock will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Limeri. With respect to Mr. Stewart, and in accordance with his employment agreement, in the event his employment is terminated without cause or if he terminates his employment for “good reason,” a prorated number of unvested shares of restricted stock that would vest as of the first applicable vesting date immediately following the date of termination for the restricted stock will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Stewart. All unvested shares of restricted stock with service-based vesting become 100% vested upon a change of control of the Company.

On May 8, 2017, we entered into an employment agreement with Mr. Rolley under which he was entitled to receive a one-time equity grant consisting of 24,000 shares of restricted stock, non-qualified stock options to purchase 150,000 shares of the Company’s common stock, and 36,000 PBUs. The restricted stock and non-qualified stock options will vest in equal one-third increments on each of May 8, 2018, May 8, 2019 and May 8, 2020, subject to Mr. Rolley’s continued employment with the Company. The non-qualified stock options have a seven-year term and an exercise price of $6.35 per share. The PBUs vest and become payable on terms consistent with the terms of the PBUs granted to the Company’s executive officers on March 30, 2017 and described above. Under Mr. Rolley’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested stock options, restricted stock and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of such award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Rolley. In such circumstances, any vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options, and a pro rata portion of the PBUs will vest and become payable in accordance with the performance vesting schedule. If Mr. Rolley’s employment with the Company terminates for any other reason (including death or incapacity), he immediately forfeits all unvested shares of restricted stock, all unvested stock options and all unvested PBUs and, in the case of termination for cause, he also immediately forfeits all vested stock options. Upon a change of control of the Company, all unvested shares of restricted stock, unvested stock options, and other unvested equity-based awards with service-based vesting become 100% vested, and unvested PBUs will vest and become payable at the target performance level.

Employment Arrangements

We have entered into employment agreements with Messrs. Stewart, Limeri, Rolley, Cochrane and Allums. We describe each of these agreements in more detail below.

Employment Agreements

Ronald E. Stewart. On December 13, 2013, we entered into an employment agreement with Mr. Stewart, the Company’s President and CEO. Mr. Stewart’s employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Stewart will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vest in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On April 27, 2016, we entered into an amendment to Mr. Stewart’s employment agreement, which extended the term of his agreement until December 31, 2018. The amendment also provided for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 SARs, which vest and become payable in cash in a lump sum on June 30, 2018.

On October 25, 2017, we entered into a second amendment to Mr. Stewart’s employment agreement which, among other things, increased Mr. Stewart’s annual base salary from $515,000 to $550,000, increased Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary and to conform to Mr. Stewart’s 2017 incentive opportunities under the Company’s 2017 Short-Term Incentive plan) from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively, and updated the “Restricted Territory” in which Mr. Stewart will be restricted from certain activities after the termination of his employment with the Company. The second amendment to Mr. Stewart’s employment agreement further extended the term of the agreement until December 31, 2021 and provided for the grant to Mr. Stewart of stock options to acquire 500,000 shares of the common stock, no par value, of the Company, at an exercise price of $7.35 (the “2017 Stock Options”). The 2017 Stock Options have a five-year term, and will vest and become exercisable as to one-third of the 2017 Stock Options (rounded down to the nearest whole share) on each of December 31, 2019 and December 31, 2020, and as to the remaining 2017 Stock Options on December 31, 2021, subject to Mr. Stewart’s continued employment through such dates.

Pursuant to Mr. Stewart’s amended employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, (i) a prorated number of the 200,000 SARs granted to him on April 27, 2016 shall vest and become payable (to the extent not vested or paid previously) no later than fifteen (15) days following the date of Mr. Stewart’s termination of employment, and (ii) a prorated number of his outstanding unvested stock options, restricted stock and other equity-based awards (other than the SARs) that would vest as of the first applicable vesting date immediately following the date of termination for each type of award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Stewart. In such circumstances, any vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Stewart’s unvested equity awards with service-based vesting will become vested and non-forfeitable and unvested PBUs will vest and become payable at the target performance level. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested stock options.

Peter Limeri. On September 11, 2014, the Company entered into an employment agreement with Mr. Limeri, the Company’s Chief Financial Officer and Treasurer. Mr. Limeri’s employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-

year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Limeri’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Limeri’s current annual base salary is $330,000. Mr. Limeri also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Limeri’s employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Limeri in the event of the termination of his employment.

Under Mr. Limeri’s employment agreement, he was entitled to receive a one-time equity grant consisting of 50,000 shares of restricted stock and 90,000 non-qualified stock options. One-third of the restricted stock and non-qualified stock options vested on each of September 11, 2015, September 11, 2016 and September 11, 2017. The non-qualified stock options have a six-year term and exercise prices of $6.04, $6.64 and $7.24 per share for the stock options which vested on September 11, 2015, 2016 and 2017, respectively. Under Mr. Limeri’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested stock options, restricted stock and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Limeri. In such circumstances, any vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options. If Mr. Limeri’s employment with the Company terminates for any other reason, he immediately forfeits all unvested shares of restricted stock and all unvested stock options and, in the case of termination for cause, he also immediately forfeits all vested stock options. All shares of restricted stock and unvested stock options become 100% vested upon a change of control of the Company.

Daryl T. Rolley. On May 8, 2017, the Company entered into an employment agreement with Mr. Rolley, the Company’s Senior Vice President and Chief Commercial Officer. Mr. Rolley’s employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Rolley’s employment agreement provides for an annual base salary of $390,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Rolley’s current annual base salary is $390,000. Mr. Rolley also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Rolley’s employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Rolley in the event of the termination of his employment.

Under Mr. Rolley’s employment agreement, he was entitled to receive a one-time equity grant consisting of 24,000 shares of restricted stock, non-qualified stock options to purchase 150,000 shares of the Company’s common stock, and 36,000 PBUs. One-third of the restricted stock and non-qualified stock options will vest on each of May 8, 2018, May 8, 2019 and May 8, 2020, subject to Mr. Rolley’s continued employment with the Company. The non-qualified stock options have a seven-year term and an exercise price of $6.35 per share. The PBUs vest and become payable based on the Company’s revenue and adjusted EBITDA performance over a two-year performance period ending December 31, 2018. For a detailed description of the financial performance and vesting terms of the PBUs granted to Mr. Rolley, see “Long-Term Equity Incentive Compensation” above. Under Mr. Rolley’s employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or the Company chooses to not extend the term of his employment agreement, a prorated number of unvested stock options, restricted stock, and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of such award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Rolley. In such circumstances, any vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options, and a pro rata portion of the PBUs will vest and become payable in accordance with the performance vesting schedule. If Mr. Rolley’s employment with the Company terminates for any other reason (including death or incapacity), he immediately forfeits all unvested shares of restricted stock, all unvested stock options and all unvested PBUs and, in the case of termination for cause, he also immediately forfeits all vested stock options. Upon a change of control of the Company, all unvested shares of restricted stock, unvested stock options, and other unvested equity-based awards with service-based vesting become 100% vested, and unvested PBUs will vest and become payable at the target performance level.

Michael Cochrane. On April 24, 2014, the Company entered into an employment agreement with Mr. Cochrane, the Company’s Senior Vice President – Global Client Operations. Mr. Cochrane’s employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Cochrane’s employment agreement provides for an annual base salary of $325,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Cochrane’s current annual base salary is $329,875. Mr. Cochrane also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Cochrane’s employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Cochrane in the event of the termination of his employment.

Victor A. Allums. On November 28, 2008, the Company entered into an employment agreement with Mr. Allums, the Company’s Senior Vice President, General Counsel and Secretary. Mr. Allums’ employment agreement provides for him to serve for an initial term of one year and is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’ employment agreement provides for an annual base salary of $240,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Allums’ current annual base salary is $310,000. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Allums’ employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.

For each of Mr. Cochrane and Mr. Allums, in accordance with the terms of their respective employment agreements, unvested shares of restricted stock and unvested restricted stock units with service-based vesting will automatically vest in the event the officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of the officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock and unvested restricted stock units. All shares of restricted stock and restricted stock units with service-based vesting become 100% vested upon a change of control of the Company. In accordance with the terms of these named executive officers’ respective employment agreements, all unvested stock options with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options. If an officer’s employment with the Company is terminated for cause, the officer immediately forfeits all vested and unvested stock options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested stock options, and must exercise vested stock options within 90 days, after which time such vested, unexercised stock options expire. Stock options with service-based vesting become 100% vested upon a change of control.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees, including our named executive officers. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $18,000 in 2017) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,000 in 2017) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $0.8 million to the 401(k) plan in each of 2017 and 2016, respectively, with respect to participant contributions in 2016 and 2015.

Perquisites

We provide our named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses, tax equalization payments and airfare reimbursement.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate. As of December 31, 2017, all of our executive officers were in compliance with the required stock ownership guidelines.

Recoupment Policy

Our Board of Directors has adopted a compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to materially restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Board) with any financial reporting requirement under the federal securities laws, the Company will seek to recover performance-based compensation from (i) any current or former executive officer of the Company and (ii) any current or former member of the Company’s senior management that reports directly to the CEO, who received performance-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare a material financial restatement (each, a “Covered Employee”). The amount to be recovered from the Covered Employee will be based on the excess, if any, of the performance-based compensation paid to such person based on the erroneous data over the performance-based compensation that would have been paid to such person if the financial statements had been as presented in the restatement. The Compensation Committee may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time. However, the SEC has proposed new rules regarding disclosure of “hedging” policies and the Board expects to amend the Company’s policy in light of these new rules if they are adopted as proposed.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	Short-Term Incentive Plan opportunities are determined by multiple financial performance measures, including adjusted EBITDA, a measure of profitability, have a gradual funding mechanism and/or require the achievement of a minimum revenue and adjusted EBITDA before any payout;

•	prior to 2015, long-term equity incentive awards were typically a combination of stock options and either restricted stock or restricted stock units. In 2015, 2016 and 2017, the Compensation Committee awarded PBUs, which are performance-based awards with vesting tied to the Company’s achievement of a certain level of Company revenue and pre-bonus adjusted EBITDA;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by the Company’s shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation, but a transition rule applies to any such qualified performance-based compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, to the extent not materially modified thereafter. Notwithstanding the foregoing, however, the Compensation Committee reserves the right to grant awards under the 2017 Equity Incentive Compensation Plan that may not be deductible because of Section 162(m) of the Code as the Compensation Committee, in the exercise of its business judgment, determines appropriate to meet the Company’s compensation objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph E. Whitters, Chairman
Kevin S. Costello
Mylle H. Mangum

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stewart, our CEO. For the fiscal year ended December 31, 2017:

•	The annual total compensation of our median employee, was $41,187;

•	The annual total compensation of the CEO for purposes of determining the CEO pay ratio was $2,424,468; and

•	Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 59:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Identification of Annual Total Compensation for our CEO. With respect to the annual total compensation of Mr. Stewart, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

Employee population. As of December 31, 2017, our employee population consisted of 1,561 individuals globally from the following locations:

Country	Number of Employees	Percentage of the Company’s Employees
United States	598	38%
India	299	19%
United Kingdom	205	13%
Canada	105	7%
Mexico	100	6%
All others	254	17%

In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or contingent workers (including those employed through a third-party provider) in our employee population.

Identification of Median Employee. This pay ratio is an estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

As permitted by SEC rules, to identify our median employee we determined cash compensation paid in 2017 to each employee employed by the Company as of December 31, 2017, including salary, hourly wages, bonuses and commissions. We then ranked this compensation for all employees except the CEO from lowest to highest and selected the median employee. For employees hired during 2017, the actual cash compensation paid to such employees was annualized to calculate a cash compensation amount comparable to those employees employed for the full year; however, we have not annualized temporary workers or made full-time equivalent adjustments for part-time employees. We then calculated the annual total compensation for the median employee using the same methodology we used for the CEO in our 2017 Summary Compensation Table. Compensation of non-US employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2017.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2017 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Ronald E. Stewart, President and Chief Executive Officer(4)	2017 2016 2015	521,521 515,000 515,000	— — —	551,250 590,000 1,040,000	1,180,000 369,660 —	168,697 393,174 —	3,000 3,000 3,000	2,424,468 1,870,834 1,558,000
Peter Limeri, Chief Financial Officer, Treasurer and Controller(5)	2017 2016 2015	330,000 323,639 303,396	— — —	315,000 424,800 760,000	— — —	80,803 154,123 —	3,000 3,000 3,000	728,803 905,562 1,066,396
Michael Cochrane, Senior Vice President -Global Client Operations(6)	2017 2016 2015	329,875 329,888 328,683	— — —	315,000 377,600 700,000	— — —	151,261 200,000 —	3,000 3,000 3,000	799,136 910,488 1,031,683
Victor A. Allums, Senior Vice President and General Counsel(7)	2017 2016 2015	310,000 307,697 298,020	— — —	267,750 320,960 560,000	— — —	60,927 131,620 —	3,000 3,000 3,000	641,677 763,277 861,020
Daryl T. Rolley, Senior Vice President and Chief Commercial Officer(8) (9)	2017	254,301	—	381,000	522,600	101,293	3,000	1,262,194

(1)	The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2017 Stock Awards compensation reported for all named executive officers, other than Mr. Rolley, relates to awards of performance-based restricted stock units (“PBUs”) and restricted stock granted in March 2017 pursuant to the 2008 Equity Incentive Plan. See “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation” for a description of such plan. The 2017 Stock Awards compensation reported for Mr. Rolley relates to awards of PBUs and restricted stock granted as an inducement to his employment in May 2017. At this time the Company is not able to determine whether the financial performance criteria for the vesting of PBUs granted in 2017 will be achieved. Whether such PBUs will vest and become payable depends on the financial performance of the Company in 2018, which is unknown at this time. The 2016 Stock Awards compensation reported for all named executive officers relates to awards of PBUs granted in March 2016 pursuant to the 2008 Equity Incentive Plan. Based on the Company’s financial results for the two-year performance period ended December 31, 2017, all of the PBUs granted in 2016 vested at 102.047% of the number of PBUs granted in 2016. The 2015 Stock Awards compensation reported for all named executive officers relates to awards of PBUs granted in March 2015 pursuant to the 2008 Equity Incentive Plan. Based on the Company’s financial results for the two-year performance period ended December 31, 2016, all of the PBUs granted in 2015 were forfeited. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017.

(2)	The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. Mr. Stewart’s 2017 Option Awards compensation includes an award of options to purchase 500,000 shares of the Company’s common stock, which was granted to Mr. Stewart under the Company’s 2017 Equity Incentive Compensation Plan in connection with the execution of the second amendment to his employment agreement in October 2017. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plan. Mr. Rolley’s 2017 Option Awards compensation includes an award of options to purchase 150,000 shares of the Company’s common stock, which was granted to Mr. Rolley as an inducement to his employment in May 2017. Mr. Stewart’s 2016 Option Awards compensation includes an award of cash-settled stock appreciation rights (“SARs”) covering 200,000 shares of the Company’s common stock, which was granted to Mr. Stewart under the Company’s 2008 Equity Incentive Plan in connection with the execution of the first amendment to his employment agreement in April 2016. “See Compensation Discussion and Analysis—Compensation of the CEO” for a description of the SARs. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017.
(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2017 and 2016, which amounts were paid in March 2018 and March 2017, respectively. No amounts were earned by named executive officers pursuant to the Company’s 2015 Short-Term Incentive Plan. See “Compensation Discussion and Analysis – Cash Bonus – 2017 Short-Term Incentive Plan” for a description of the 2017 Short-Term Incentive Plan and certain discretionary bonuses paid in connection therewith. Mr. Cochrane’s Non-Equity Incentive Plan Compensation in 2016 includes a discretionary bonus of $45,935.
(4)	Mr. Stewart’s reported All Other Compensation for 2015, 2016 and 2017 represents a matching contribution to the Company’s 401(k) Plan.
(5)	Mr. Limeri’s reported All Other Compensation for 2015, 2016 and 2017 represents a matching contribution to the Company’s 401(k) Plan.
(6)	Mr. Cochrane’s reported All Other Compensation for 2015, 2016 and 2017 represents a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Allums’ reported All Other Compensation for 2015, 2016 and 2017 represents a matching contribution to the Company’s 401(k) Plan.
(8)	Mr. Rolley’s Non-Equity Incentive Plan Compensation in 2017 includes a contractually guaranteed bonus of $101,293.
(9)	Mr. Rolley’s reported All Other Compensation for 2017 represents a matching contribution to the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis - Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2017. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause (3)	Death, Incapacity or Resignation without Good Reason(4)
		($)	($)	($)	($)
Ronald E. Stewart	Severance Payment	550,000	825,000	—	—
	Bonus	43,873	43,873	—	43,873
	Health Care Coverage	—	—	—	—
	Vested Options, SARs and Restricted Stock(5)	248,500	1,099,250	—	248,500
	Outplacement Services	20,000	20,000	—	—
Peter Limeri	Severance Payment	330,000	495,000	—	—
	Bonus	18,273	18,273	—	18,273
	Health Care Coverage	15,993	23,989	—	—
	Vested Options and Restricted Stock(5)	35,496	355,000	—	—
	Outplacement Services	20,000	20,000	—	—
Michael Cochrane	Severance Payment	558,250	558,250	—	—
	Bonus	18,270	18,270	—	18,270
	Health Care Coverage	9,978	11,565	—	—
	Vested Options and Restricted Stock(5)	142,000	355,000	—	—
	Outplacement Services	20,000	20,000	—	—
Victor A. Allums	Severance Payment	310,000	465,000	—	—
	Bonus	15,845	15,845	—	15,845
	Health Care Coverage	17,436	25,154	—	—
	Vested Options and Restricted Stock(5)	120,700	301,750	—	—
	Outplacement Services	20,000	20,000	—	—
Daryl T. Rolley	Severance Payment	390,000	585,000	—	—
	Bonus(6)	101,293	101,293	—	101,293
	Health Care Coverage	10,149	15,223	—	—
	Vested Options and Restricted Stock(5)	62,867	538,500	—	—
	Outplacement Services	20,000	20,000	—	—

(1)

Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason (as defined in such named executive officer’s employment agreement), (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart, and (B) with respect to Mr. Stewart, 12 months (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (prorated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) with respect to Mr. Allums and Mr. Cochrane, in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; (B) with respect to Mr. Limeri and Mr. Rolley, of a prorated number of the outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (C) with respect to Mr. Stewart, if he terminates his employment for good reason or is terminated by the Company without cause, (x) of a prorated number (determined by Mr. Stewart’s length of service as CEO of the Company after the grant date) of the cash-settled SARs, and payment thereof, granted in connection with the amendment of his employment agreement in April 2016, and (y) of a prorated number of outstanding unvested options, restricted stock and other equity-based awards (other than the cash-settled SARs described above) that would have vested based solely on continued employment of Mr. Stewart through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services for all named executive officers. Additionally, with respect to Mr. Stewart, if the Company fails to provide written notice to Mr. Stewart, at least 120 days prior to the expiration of the term of his employment agreement, that the Company does not intend to seek an extension of his term, and Mr. Stewart terminates his employment upon expiration of the term in accordance with such agreement, Mr. Stewart also shall be entitled to receive payment of his annual base salary for a period of four months.

For all named executive officers, a pro rata portion of the PBUs granted in 2017 will remain outstanding for potential vesting despite the termination of the officer’s employment without cause or the officer’s termination of employment for good reason; however, since the estimated fair market value of the PBUs granted in 2017 is not determinable at this time, the value of the PBUs has not been included. The bonus amounts reflected in this column represent the bonuses earned in 2017 (excluding any discretionary component), which were paid in 2018.

(2)	If a termination described in footnote (1) above occurs within two years of a change of control, all named executive officers would also receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Stewart, and (B) with respect to Mr. Stewart, 18 months, (the “Change in Control Severance Period”), and (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period. In addition, in connection with a change of control, Mr. Stewart’s Mr. Limeri’s and Mr. Rolley’s outstanding unvested options and restricted stock will vest in full.

For all named executive officers, the PBUs granted in 2017 will vest and become payable at the target performance level upon a change of control of the Company. The bonus amounts reflected in this column represent the bonuses earned in 2017 (excluding any discretionary component), which were paid in 2018.

(3)	If the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.
(4)

If the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. In addition, if Mr. Stewart’s employment is terminated for reason of death or incapacity he shall also be entitled to (A) prorated vesting and payment of the cash-settled SARs granted in April 2016 in connection with the extension of his term as CEO based on Mr. Stewart’s length of service as CEO of the Company after the grant date, and (B) prorated vesting of unvested options, restricted stock and other equity-based awards (other than the cash-settled SARs described above) that would have vested based solely on continued employment of Mr. Stewart through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonuses earned in 2017 (excluding any discretionary component), which were paid in 2018.
(5)	The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 29, 2017 of $7.10. These amounts do not include the value of vested equity awards as of December 31, 2017.
(6)	Mr. Rolley’s bonus amount reflects his contractually guaranteed bonus of $101,293.

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2017

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All other Stock Awards: Number of Shares of Stock or Units		All other Option Awards: Number of Securities Under- lying Options		Exercise Or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(8)
			Threshold ($)	Target(2) ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)	(#)		(#)		($/Sh)	($)
Ronald E. Stewart	— 3/30/17 3/30/17 10/25/17	(4)	19,250	521,521	—	18,375	52,500	52,500	— 35,000 —	(6)	— — 500,000	(7)	— — 7.35	330,750 220,500 1,180,000
Peter Limeri	— 3/30/17 3/30/17	(4)	7,508	214,500	—	10,500	30,000	30,000	— 20,000	(6)	— —		— —	189,000 126,000
Michael Cochrane	— 3/30/17 3/30/17	(4)	7,505	214,419	—	10,500	30,000	30,000	— 20,000	(6)	— —		— —	189,000 126,000
Victor A. Allums	— 3/30/17 3/30/17	(4)	6,510	186,000	—	8,925	25,500	25,500	— 17,000	(6)	— —		— —	160,650 107,100
Daryl T. Rolley	— 5/8/17 5/8/17 5/8/17	(9)	101,293	203,441	—	12,600	36,000	36,000	— 24,000 —	(10)	— — 150,000	(11)	— — 6.35	228,600 152,400 522,600

(1)	The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue and adjusted EBITDA objectives, all as provided in the Company’s 2017 Short-Term Incentive Plan. 65% of target bonus amounts were based on the Company’s 2017 revenue performance and 35% of the target bonus amounts under the 2017 Short-Term Incentive Plan were based on the Company’s 2017 adjusted EBITDA performance, which components were calculated independent of each other. The Company exceeded the specified minimum revenue and adjusted EBITDA conditions under the 2017 Short-Term Incentive Plan and the payout was based on performance between the threshold and target Adjusted EBITDA performance levels plus a discretionary component. The payouts for each of the executive officers were as follows: Mr. Stewart $168,697, Mr. Limeri $80,803, Mr. Cochrane $151,261, Mr. Allums $60,927, and Mr. Rolley $101,293. See “Compensation Discussion and Analysis – Cash Bonus – 2017 Short-Term Incentive Plan” for a description of the 2017 Short-Term Incentive Plan.
(2)	At target revenue performance, assuming the minimum level of adjusted EBITDA was achieved, 100% of the revenue component under the 2017 Short-Term Incentive Plan would have been earned and at target adjusted EBITDA performance, assuming the minimum level of revenue was achieved, 100% of the adjusted EBITDA component under the 2017 Short-Term Incentive Plan would have been earned.

(3)	At maximum revenue performance, assuming the minimum level of adjusted EBITDA was achieved, 200% of the revenue component under the 2017 Short-Term Incentive Plan would have been earned. There was no “maximum” pre-bonus adjusted EBITDA, assuming the minimum level of revenue, as established by the 2017 Short-Term Incentive Plan, was achieved. If adjusted EBITDA exceeded target adjusted EBITDA performance, 20% of such excess would have been paid to 2017 Short-Term Incentive Plan participants, with each participant’s share of such excess based on the ratio that the participant’s target bonus amount bears to the sum of the target bonus amounts for all 2017 Short-Term Incentive Plan participants.
(4)	Grants of PBUs pursuant to the 2008 Equity Incentive Plan. Each PBU corresponds to a share of the common stock of the Company. If vested, 100% of the vested PBUs will be paid in whole shares of common stock. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2018. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2019 or after April 2019).
(5)	At the threshold performance level for each of cumulative revenue and Adjusted EBITDA, 35% of the PBUs will become vested and payable and at the target performance level, 100% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 100% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the applicable threshold performance level). At the time the PBUs were granted, the target performance level was designed to incentivize meaningful growth in adjusted EBITDA and was aligned with financial performance expected to result in significant enterprise value creation.
(6)	Grants of restricted stock pursuant to the 2008 Equity Incentive Plan, which vest in three equal installments on each of March 30, 2018, 2019 and 2020.
(7)	Grant of options pursuant to the 2017 Equity Incentive Compensation Plan which vest in three equal installments on each of December 31, 2019, 2020 and 2021.
(8)	The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2017.
(9)	Grants of PBUs as an inducement to Mr. Rolley’s employment. Each PBU corresponds to a share of the common stock of the Company. If vested, 100% of the vested PBUs will be paid in whole shares of common stock. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2018. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2019 or after April 2019).
(10)	Grants of restricted stock granted as an inducement to Mr. Rolley’s employment, which vest in three equal installments on each of May 8, 2018, 2019 and 2020.
(11)	Grant of options granted as an inducement to Mr. Rolley’s employment, which vest in three equal installments on each of May 8, 2018, 2019 and 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)	(#)		($)			(#)		($)(1)	(#)		($)(8)
Ronald E. Stewart	13,531 8,546 100,000 166,666 166,666 166,668 — —	— — — — — — 200,000 500,000	(2) (4)	7.72 5.55 6.54 6.36 6.99 7.63 4.71 7.35	(3)	11/11/2019 06/16/2020 12/12/2020 06/26/2020 06/26/2020 06/26/2020 06/30/2018 10/24/2022	35,000	(5)	248,500	125,000 52,500	(6) (7)	887,500 372,750
Peter Limeri	30,000 30,000 30,000	— — —		6.04 6.64 7.24		09/10/2020 09/10/2020 09/10/2020	20,000	(5)	142,000	90,000 30,000	(6) (7)	639,000 213,000
Michael Cochrane	8,750 9,375 24,375 58,333 58,333 58,334	— — — — — —		7.41 7.53 5.55 6.36 6.99 7.63		5/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	20,000	(5)	142,000	80,000 30,000	(6) (7)	568,000 213,000
Victor A. Allums	18,000 33,750 30,000 28,333 28,333 28,334	— — — — — —		7.41 7.53 5.55 6.36 6.99 7.63		05/22/2018 06/18/2019 06/16/2020 06/26/2020 06/26/2020 06/26/2020	17,000	(5)	120,700	68,000 25,500	(6) (7)	482,800 181,050
Daryl T. Rolley	—	150,000	(9)	6.35		05/07/2024	24,000	(10)	170,400	36,000	(11)	255,600

(1)	Based on $7.10 per share, the closing market price of the Company’s common stock on December 29, 2017.
(2)	SARs that vest on June 30, 2018.
(3)	Each of Mr. Stewart’s SARs represents the right to receive cash in an amount equal to the excess of the (i) fair market value, as of June 30, 2018, of the share of the Company’s common stock with respect to which such SAR relate over (ii) $4.71.
(4)	These options will vest in three equal installments on each of December 31, 2019, 2020 and 2021.
(5)	These restricted stock holdings represent shares which vest in three equal installments on each of March 30, 2018, 2019 and 2020.
(6)

Represents PBUs granted on March 31, 2016. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 43% of the vested PBUs will be paid in whole shares of common stock and the remaining PBUs will be paid in cash in an amount equal to the value of the remaining vested PBUs. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable based on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2017. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2018 or after April 2018). At the threshold performance level, 35% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level).
(7)	Represents PBUs granted on March 30, 2017. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 100% of the vested PBUs will be paid in whole shares of common stock. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable based on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2018. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2019 or after April 2019). At the threshold performance level, 35% of the PBUs will become vested and payable and at the target performance level, 100% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 100% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level).
(8)	This column shows the aggregate dollar value of the PBUs at the target achievement level using the closing stock price on December 29, 2017 of $7.10 per share.
(9)	These options will vest in three equal installments on each of May 8, 2018, 2019 and 2020.
(10)	These restricted stock holdings represent shares which vest in three equal installments on each of May 8, 2018, 2019 and 2020.
(11)	Represents PBUs granted on May 8, 2017. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 100% of the vested PBUs will be paid in whole shares of common stock. 65% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 35% of the PBUs vest and become payable based on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2018. The PBUs will become payable, if at all, no later than 15 days after the Company’s Compensation Committee determines the performance criteria achieved for the performance period (which determination cannot, in any event, be earlier than January 2019 or after April 2019). At the threshold performance level, 35% of the PBUs will become vested and payable and at the target performance level, 100% of the PBUs will become vested and payable. If performance falls between the stated performance levels the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 100% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level).

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Ronald E. Stewart	—	—	—	—
Peter Limeri	—	—	16,668	120,010
Michael Cochrane	18,333	30,009	13,334	84,671
Victor A. Allums	—	—	5,000	31,750
Daryl T. Rolley	—	—	—	—

(1)	Based on the difference between the market price at the time of exercise and the exercise price of the stock option.
(2)	Based on the closing market price of the Company’s common stock on the date on which such shares vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the listing rules of the Nasdaq Global Select Market and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Costello and Whitters and Ms. Mangum currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of Regulation S-K under the Exchange Act during fiscal year 2017.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 19, 2018, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)
Headlands Capital Management, LLC(2) One Ferry Building Suite 255 San Francisco, CA 94111	2,935,726	12.68%
Wellington Management Group LLP(3) Wellington Management Group LLP Wellington Trust Company, NA Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio 280 Congress Street Boston, MA 02210	2,036,415	8.79%
Northern Right Capital Management, L.P.(4) 10 Corbin Drive 3rd Floor Darien, CT 06820	1,724,818	7.56%
Renaissance Technologies LLC(5) 800 Third Avenue New York, NY 10022	1,686,321	7.28%

(1)	Applicable percentage ownership at April 19, 2018 is based upon 23,159,167 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 19, 2018 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(2)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 14, 2018. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,935,726 shares.

(3)	Information is based on publicly reported holdings as of the date of the most recently filed Schedules 13G/A, as filed on February 8, 2018, by each of (i) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (the “Fund”); (ii) Wellington Trust Company, NA, as investment advisor (the “Wellington Trust”); and (iii) Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, filing jointly pursuant to a Joint Filing Agreement (collectively, “Wellington LLP”). Wellington Trust, in its role as investment adviser, and Wellington LLP, in its role as direct or indirect owner of investment advisers, including Wellington Trust, each report the ownership of 2,036,415 shares that are held of record by their clients, and the Fund reports the ownership of 1,794,119 of such shares. According to the Schedules 13G/A, the shares are owned of record by clients of Wellington Trust and other investment advisers, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and no such client is known to have the right or power with respect to more than 5% of the Company’s shares except for Wellington Trust, the Fund and WTC-CFT Micro Cap Equity.
(4)	Information is based on publicly reported holdings as of the date of the most recently filed Form 4 of Matthew A. Drapkin, as filed on December 18, 2017. Mr. Drapkin is a member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner), and Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.
(5)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 14, 2018. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,686,321 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)		Certain Shares Subject to Options(1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)
Victor A. Allums	136,409		136,950	273,359	1.17%
Michael Cochrane	119,749		217,500	337,249	1.44%
Kevin S. Costello	7,480		8,750	16,230	*
Matthew A. Drapkin(3)	1,732,298		20,417	1,752,715	7.56%
William F. Kimble	28,810		79,970	108,780	*
Peter Limeri	90,859		90,000	180,859	*
Mylle H. Mangum	29,199	(4)	99,199	128,398	*
Gregory J. Owens	26,255		81,395	107,650	*
Daryl T. Rolley	24,000		50,000	74,000	*
Ronald E. Stewart	314,226		622,077	936,303	3.94%
Joseph E. Whitters	179,199	(4)	99,199	278,398	1.20%
All current directors and executive officers as a group (12 persons)	2,715,127		1,505,457	4,220,584	17.10%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 19, 2018 through the exercise of stock options.
(2)	Applicable percentage ownership at April 19, 2018 is based upon 23,159,167 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 19, 2018 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.
(3)	Represents shares deemed beneficially owned indirectly by Mr. Drapkin who is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner). Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.
(4)	Includes 8,546 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to such director upon separation from service on the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2017, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely satisfied, with the exception of one Form 4 filed on December 18, 2017 for Gregory J. Owens which included one transaction that was not reported on a timely basis.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position
Ronald E. Stewart, President and Chief Executive Officer	63	Since December 2013
Peter Limeri, Chief Financial Officer, Treasurer and Controller	52	Since November 2014(1)
Victor A. Allums, Senior Vice President, General Counsel and Secretary	59	Since May 2006(2)
Michael Cochrane, Senior Vice President – Global Client Operations	52	Since April 2014(3)
Daryl T. Rolley, Senior Vice President and Chief Commercial Officer	50	Since May 2017
Louise P. Winstone, Senior Vice President – Human Resources	39	Since April 2016(4)

(1)	Mr. Limeri was originally hired as Senior Vice President – Finance in September 2014 and was promoted to his current position in November 2014.
(2)	Mr. Allums was originally hired in February 2006 as Senior Vice President and Assistant Secretary and was promoted to his current position in May 2006.
(3)	Mr. Cochrane was originally hired in February 1995 and was promoted to his current position in April 2014.
(4)	Ms. Winstone was hired in July 2015 as Vice President, Human Resources - Europe and Asia Pacific Division and was promoted to her current position in April 2016.

For biographical information regarding Mr. Stewart, please see “Information about the Class II Directors whose Terms will Expire at the 2019 Annual Meeting of Shareholders” above.

Peter Limeri, Chief Financial Officer and Treasurer, joined the Company in September 2014 as Senior Vice President – Finance and was promoted to his current position in November 2014. Mr. Limeri has over 25 years of financial experience, including his previous service with the Company as Chief Financial Officer from February 2006 until May 2009. Mr. Limeri’s previous experience also includes serving as President and Chief Executive Officer of LCG, LLC, a management consulting firm specializing in strategic, financial and operation transformations, from December 2010 until September 2014. He also served as President and Chief Financial Officer of Physiotherapy Associates, a national healthcare provider dedicated to outpatient rehabilitation and orthotics and prosthetics service, from May 2009 until November 2010.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

Michael Cochrane, Senior Vice President – Global Client Operations, is responsible for the Company’s recovery audit operations worldwide. Mr. Cochrane joined the Company in February 1995 and has vast experience in the delivery and execution of recovery audits. Prior to being promoted to his current role in April 2014, Mr. Cochrane was Vice President, Global Recovery Audit Services, and before that he was responsible for both the Company’s recovery audit services in the U.S., as well as its global audit strategy team. Mr. Cochrane has worked closely with audits and clients across the globe in the delivery of the Company’s Recovery Audit services. Prior to joining the Company, Mr. Cochrane worked in both the retail and manufacturing sectors in finance and internal audit roles.

Daryl T. Rolley, Senior Vice President and Chief Commercial Officer, joined the Company in May 2017. From August 2016 until he joined the Company, Mr. Rolley was an Operating Executive at Capellas Partners, LLC, a boutique private equity advisory firm, and from January 2015 until August 2016, he served as the Executive Vice President and Chief Revenue Officer of RealPage, Inc., a property management software solutions provider. Prior to joining RealPage, from January 2013 until January 2015, Mr. Rolley served as the Executive Vice President and General Manager of Worldwide Field Operations of Ventyx, Inc., a software solutions provider. From 2004 until 2012, Mr. Rolley was a member of the Ariba, Inc. senior management team rising to the position of Senior Vice President and General Manager – Worldwide Sales, and prior to joining Ariba, Mr. Rolley served in several senior leadership roles at Freemarkets, Incorporated, which was acquired by Ariba in 2004. Mr. Rolley began his career at The BFGoodrich Chemical Company and also served as Vice President – Business Development at Ventro Corporation and as an Engagement Manager for McKinsey & Company.

Louise P. Winstone, Senior Vice President – Human Resources, joined the Company in July 2015 as Vice President, Human Resources - Europe and Asia Pacific Division and was promoted to her current position in April 2016. Ms. Winstone has many years of human resource-related service, including her previous service with the Company in various roles in the human resources department from January 2000 until March 2015. Ms. Winstone has also worked with several other organizations in human resource-related roles including Loder Drew & Associates, Barclays Bank, and A.C.M. Accounting Services UK Limited.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2017 and 2016. All of the services described below were approved by the Audit Committee.

	2017	2016
Audit Fees (1)	$960,542	$823,591

Aggregate fees for professional services for the audit of the Company’s annual financial statements and internal control over financial reporting and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees (2)	$49,312	$79,346
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above
Tax Fees	$49,293	$7,636
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning
All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries, reviews of registration statements and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on February 4, 2019. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2019 Annual Meeting of Shareholders, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at the Company’s principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 5, 2019, and no later than

February 4, 2019, unless the Company’s annual meeting date in 2019 is more than 30 days before or after June 26, 2019. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2019 Annual Meeting of Shareholders date is advanced or delayed by more than 30 days from June 26, 2019, then proposals must be received no later than the close of business on the later of the 90th day before the 2019 Annual Meeting of Shareholders or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Joseph E. Whitters
Chairman

Dated: May 4, 2018

0
PRGX GLOBAL, INC.
COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 26, 2018
The undersigned shareholder hereby appoints Ronald E. Stewart, Peter Limeri and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on June 26, 2018, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.
THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

June 26, 2018

GO GREEN

20330030000000000000 6 062618

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR:

The Board of Directors recommends a vote FOR:

PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF PRGX GLOBAL, INC. COMMON STOCK PROXY CARD June 26, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Statement and 2017 Annual Report on Form 10-K are available at www.prgx.com/proxy. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330030000000000000 6 062618 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends a vote FOR: FOR AGAINST ABSTAIN 1. Election of Directors: 2. Ratification of Appointment of BDO USA, LLP as PRGX’s NOMINEES: independent registered public accounting firm for fiscal year FOR ALL NOMINEES O Gregory J. Owens Class I director 2018. O Joseph E. Whitters Class I director WITHHOLD AUTHORITY O Matthew A. Drapkin Class II director The Board of Directors recommends a vote FOR: FOR ALL NOMINEES FOR AGAINST ABSTAIN 3. Approval, on an advisory basis, of the compensation paid to the FOR (See ALL instructions EXCEPT below) Company’s named executive officers. The Board of Directors recommends a vote FOR ALL NOMINEES. 4. In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof. THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT NOMINEES AND “FOR” PROPOSALS 2 AND 3. and fill in the circle next to each nominee you wish to withhold, as shown here: PRGX GLOBAL, INC. COMMON STOCK PROXY CARD To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above may not the . Please be box submitted at note right and that via this method. Signature of Shareholder Date Signature of Shareholder Date: Note: Please full title sign as such exactly . If the as signer your name is a corporation, or names appear please on sign this full Proxy corporate . When name shares by duly are authorized held jointly, officer, each holder giving should full title sign as such . When . If signer signing is a as partnership, executor, administrator, please sign in attorney, partnership trustee name or by guardian, authorized please person give.